Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and stockholders
HealthSpring, Inc.:
We consent to the incorporation by reference in registration statement No. 333-131654 on Form S-8 of HealthSpring, Inc. of our report dated March 13, 2007, with respect to the consolidated balance sheet of HealthSpring, Inc and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2006, and the ten-month period from March 1, 2005 to December 31, 2005; and the consolidated statements of income, changes in members’ equity and comprehensive income, and cash flows of NewQuest, LLC and subsidiaries for the two months ended February 28, 2005 and for the year ended December 31, 2004 and the related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 10-K of HealthSpring, Inc.
Our report dated March 13, 2007 on the consolidated financial statements referred to above refers to the adoption of the fair value method of accounting for share-based compensation as required by Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment.
/s/ KPMG LLP
Nashville, Tennessee
March 13, 2007